EXHIBIT 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to incorporation by reference in this Registration Statement on Post Effective Amendment Form S-8 of Tasker Capital Corp. of our report, dated March 24, 2004, relating to the consolidated balance sheets of Tasker Capital Corp. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years ending December 31, 2003 and December 31, 2002, and for the period from inception, May 13, 1996, to December 31, 2003, which report appears in the Annual Report on Form 10-KSB of Tasker Capital Corp. for the year ended December 31, 2003.




Vancouver, Canada                                          "Morgan & Company"

December 9, 2004                                           Chartered Accountants